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                                  EXHIBIT 2.1.1


                                 PLAN OF MERGER


         THIS PLAN OF MERGER (hereinafter referred to as the "Plan of Merger") is by and between W.T. ACQUISITION CORP., an Alabama corporation (sometimes hereinafter referred to as "Sub" or "Surviving Corporation") and WELBORN TRANSPORT, INC., an Alabama corporation ("Welborn") (Sub and Welborn are sometimes hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

         The following constitutes the terms and conditions to the merger of Welborn with and into Sub:

         1.       Merger.

                  1.1 Names of Constituent Corporations; Merger. The names of the corporations proposing to merge hereunder are W.T. Acquisition Corp., an Alabama corporation, and Welborn Transport, Inc., an Alabama corporation. At the Effective Time (as defined in Section 1.2 hereof), Welborn shall be merged with and into Sub and the separate existence of Welborn shall cease. The Constituent Corporations shall become a single corporation which shall be Sub and which shall continue in existence as the Surviving Corporation under the name "Welborn Transport, Inc." Except as otherwise specifically set forth herein, the identity, existence, purposes, powers, franchises, rights and immunities of the Surviving Corporation shall continue unaffected and unimpaired by the merger.

                  1.2 Effective Time. This Plan of Merger shall become effective at the time the Articles of Merger referred to in Section 4 hereof have been filed as required by the laws of the State of Alabama (the "Effective Time").

         2.       Terms and Conditions of the Merger.

                  2.1 Articles of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, the Articles of Incorporation and Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, except that the Articles of Incorporation and Bylaws of the Sub shall be amended to change the name to "Welborn Transport, Inc.," and otherwise shall continue as the Articles of Incorporation and Bylaws of the Surviving Corporation until altered or amended as provided therein or in accordance with the laws of the State of Alabama.




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                  2.2 Officers and Directors of the Surviving Corporation. At
the Effective Time, the officers and directors of the Sub shall be deemed to be the officers and directors of the Surviving Corporation until their successors have been duly elected and qualified.

                  2.3 Property and Liabilities. At the Effective Time, the separate existence of Welborn shall cease and Welborn shall be merged with and into Sub as the Surviving Corporation. The Surviving Corporation shall from and after the Effective Time possess all the rights, privileges, immunities and franchises, of a public as well as private nature, of each Constituent Corporation. Ownership of, and title to, all property, real, personal and mixed, and all debts due on any account, including subscriptions to shares, and all other choses in action, and every other interest of, or belonging to, or due to each Constituent Corporation shall be vested in the Surviving Corporation. The title to any real estate or any interest therein vested in either Constituent Corporation shall not revert to any predecessor in interest, or in any way become impaired by reason of the merger. All liabilities and obligations of the Constituent Corporations shall be the liabilities and obligations of the Surviving Corporation. Any claim of, or action or pending proceeding by, or against, the Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding. Neither the rights of creditors nor any claims upon the property of the Constituent Corporations shall be impaired by the merger.

         3.       Manner and Basis of Conversion and Exchange of Shares.

                  3.1 Stock of Sub. Each share of capital stock of Sub outstanding immediately prior to the Effective Time shall continue in effect, unchanged, as a share of capital stock of Surviving Corporation, and these shares shall be the only outstanding shares of capital stock of the Surviving Corporation following the Effective Time.

                  3.2 Stock of Welborn. All of the common stock of Welborn issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be exchanged for and converted into, and become rights to receive (i) Three Hundred Ninety Three Thousand Nine Hundred Forty shares of the common stock, $.001 par value, of Boyd Bros. Transportation Inc. ("Parent"),
(ii) a promissory note in the amount of Two Million Eight Hundred Seventy-Five Thousand Dollars ($2,875,000.00) (the "Cash Consideration Note") and (iii) a promissory note in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) (the "Escrow Cash Note"; the Cash Consideration Note and the Escrow Cash Note referred to together as the "Notes"). The stock and payment under such promissory notes shall be allocated and distributed among the persons who are shareholders of Welborn immediately prior to the merger in the manner set forth on Schedule 1 hereto. All treasury shares of Welborn, if any, shall be cancelled and cease to exist as of the Effective Time.

                  3.3 Exchange of Share Certificate. At the Effective Time, each non-dissenting holder of an outstanding certificate or certificates which prior thereto represented shares of capital stock of Welborn shall surrender the same, duly endorsed (with signatures guaranteed) and executed



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as the Surviving Corporation may require, to the Surviving Corporation for cancellation, and such shareholder shall receive in exchange therefor, upon such surrender, his allocable share of the stock of Parent and such shareholder's sole rights shall be to receive common stock of Parent as set forth in Section 3.2.

                  4.       Miscellaneous.

                  Following the approval of the shareholders of Welborn and Sub, Welborn and Sub shall cause Articles of Merger and such other documents as may be required under the laws of the State of Alabama to be executed and the Surviving Corporation shall cause such Articles of Merger and other documents to be filed as required by the laws of the State of Alabama, and shall cause all fees with respect thereto to be paid and all notices with respect thereto to be properly given or published. This Plan of Merger may be abandoned by the board of directors of either Constituent Corporation at any time prior to the filing of the Articles of Merger.

                     [Signatures appear on following page.]




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                                      W.T. ACQUISITION CORP.


                                      ____________________________________

                                      By:_________________________________

                                      Name:_______________________________

                                      Title:______________________________



                                      WELBORN TRANSPORT, INC.


                                      ____________________________________

                                      By:_________________________________

                                      Name:_______________________________

                                      Title:______________________________




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                                   Schedule 1


                         ALLOCATION AND DISTRIBUTION OF
                    BOYD BROS. TRANSPORTATION INC. SHARES AND
                    PRINCIPAL AMOUNT UNDER THE NOTES RECEIVED
              AS A RESULT OF THE MERGER OF WELBORN TRANSPORT, INC.
                           INTO W.T. ACQUISITION CORP.


                           PAYMENT UNDER            PAYMENT UNDER                  NUMBER OF
                           ESCROW CASH              CASH CONSIDERATION             SHARES TO
SHAREHOLDER                NOTE                     NOTE                           BE ISSUED
----------------------------------------------------------------------------------------------
Miller Welborn             $ 125,000.01             $  958,333.36                  262,626.665


Steven Rumsey              $ 249,999.99             $1,916,666.64                  131,313.335






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